Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of October 2, 2012 among Biomet, Inc., an Indiana corporation (the “Issuer”), the Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and each of the Guarantors has heretofore executed and delivered to the Trustee a Senior Notes Indenture (the “Indenture”), dated as of August 8, 2012, that governs the Issuer’s existing outstanding $1,000,000,000 6.500% Senior Notes due 2020 (the “Initial Notes”);

WHEREAS, Section 2.01 of the Indenture provides that the Issuer shall be entitled, subject to its compliance with Section 4.09 of the Indenture, to issue Additional Notes ranking pari passu with the Initial Notes without notice to or consent of the Holders having the same terms as to status, redemption or otherwise as the Initial Notes, and that such Additional Notes shall be issued with the benefit of an indenture supplement to the Indenture and in connection with such issuance;

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this First Supplemental Indenture a valid and binding agreement of the Issuer and the Guarantors have been duly performed and complied with;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer has delivered a resolution of its board of directors authorizing the execution of this First Supplemental Indenture, and in accordance with Section 2.01 of the Indenture has delivered an Opinion of Counsel to the Trustee stating that such Additional Notes, when authenticated and delivered by the Trustee and issued by the Issuer, will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles;

WHEREAS, the Issuer and the Guarantors, pursuant to the foregoing authority, propose in and by this First Supplemental Indenture to amend the Indenture, and request that the Trustee join in the execution of this First Supplemental Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Initial Notes as follows:

1.	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	New Notes. Pursuant to Section 2.01 of the Indenture, the Issuer hereby creates and issues $825,000,000 in aggregate principal amount of 6.500% Senior Notes due 2020 (the “New Notes”) as Additional Notes under the Indenture. The New Notes will be consolidated with and form a single class with the Initial Notes previously issued, to which the New Notes are identical in all terms and conditions except as to the date of issue. The first interest payment date of the New Notes will be February 1, 2013. The New Notes will, when issued, be considered Notes issued pursuant to the Indenture for all purposes thereunder and will be subject to and take benefit of all the terms, conditions and provisions of the Indenture.

3.	Authentication of New Notes. The Trustee shall, pursuant to an Authentication Order delivered in accordance with Section 2.02 of the Indenture, authenticate and deliver the New Notes for an aggregate principal amount specified in such Authentication Order.

4.	Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.	Severability. In case any provision in this First Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.	Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.	Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.	Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9.	The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

10.	Successors. This First Supplemental Indenture shall be binding on the Issuer, the Guarantors, the Trustee and the Holders and their respective successors and assigns, and shall inure to the benefit of the such parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

BIOMET, INC.

By:	/s/ Michael T. Hodges
Name: Michael T. Hodges
Title: Treasurer

BIOMET 3I, LLC
BIOMET BIOLOGICS, LLC
BIOMET EUROPE LTD.
BIOMET FAIR LAWN LLC
BIOMET INTERNATIONAL LTD.
BIOMET LEASING, INC.
BIOMET MANUFACTURING CORPORATION
BIOMET MICROFIXATION, LLC
BIOMET ORTHOPEDICS, LLC
BIOMET SPORTS MEDICINE, LLC
BIOMET U.S. RECONSTRUCTION, LLC
BIOMET TRAUMA, LLC
BIOLECTRON, INC.
CROSS MEDICAL PRODUCTS, LLC
ELECTRO-BIOLOGY, LLC
EBI HOLDINGS, LLC
EBI, LLC
EBI MEDICAL SYSTEMS, LLC
BIOMET FLORIDA SERVICES, LLC
IMPLANT INNOVATIONS HOLDINGS, LLC
INTERPORE CROSS INTERNATIONAL, LLC
INTERPORE SPINE LTD.
KIRSCHNER MEDICAL CORPORATION

each, as a Guarantor

By:	/s/ Michael T. Hodges
Name: Michael T. Hodges
Title: Treasurer

[Signature Page to First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President

[Signature Page to First Supplemental Indenture]